    As filed with the Securities and Exchange Commission on January 28, 2002

                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                   NYFIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

           New York                                      06-1344888
(State or other jurisdiction of incorporation)  (I.R.S. Employer Identification No.)

    333 Ludlow Street
    Stamford, Connecticut                                     06902
(Address of principal executive offices)                    (Zip Code)
                             ----------------------

                                   NYFIX, Inc.
                             2001 Stock Option Plan
                            (Full title of the plan)

                             ----------------------

                               Richard A. Castillo
                             Chief Financial Officer
                                   NYFIX, Inc.
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                     (Name and address of agent for service)

                                 (203) 425-8000
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                              Robert L. Frome, Esq.
               Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    505 Park Avenue, New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                  Proposed         Proposed
                                                  Maximum          Maximum
         Title Of                Amount           Offering        Aggregate       Amount Of
         Securities               To Be            Price           Offering     Registration
      To Be Registered         Registered(1)     Per Share(2)      Price(2)       Fee(2)
---------------------------------------------------------------------------------------------
Common Stock, par value,
$.001 per share                  2,000,000          $15.74       $26,726,030     $2,458.79

---------------------------------------------------------------------------------------------

(1)         Pursuant to Rule 416, the  registration  statement  also covers such indeterminate  additional  shares  of  Common  Stock  as may  become issuable  as a result  of any  future  anti-dilution  adjustment  in accordance  with the terms of the 2001 Stock  Option Plan (the "2001
            Plan").
(2)         Pursuant to Rule 457(h),  the offering  price per share,  solely for the purpose of  determining  the  registration  fee, is based on the
            average  of  the  high  and  low   prices  of  $16.10  and   $15.38,
            respectively,  of the  Company's  Common  Stock as  reported  by the
            Nasdaq Stock Market  ("Nasdaq")  on January 25, 2002.  The aggregate offering  price  includes (i) an aggregate of 1,406,500  shares with respect to which options have been granted under the 2001 Plan at an average  exercise  price of $12.36 per share and (ii) an  additional
            593,500  shares which may be offered  under the 2001 Plan at a price equal to the price per share set forth in the immediately  preceding sentence.

                                       i

                                EXPLANATORY NOTES

            NYFIX, Inc. (the "Company") has prepared this Registration Statement in accordance  with the  requirements  of Form S-8 under the  Securities  Act of
1933, as amended (the "Securities  Act"), to register 2,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of options available under the Company's 2001 Stock Option Plan (the "2001 Plan").

            This Form S-8 includes a Reoffer  Prospectus  prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer  Prospectus may be utilized  for  reofferings  and resales of up to 843,500  shares of Common Stock acquired pursuant to the 2001 Plan by selling  shareholders who may be deemed an
"affiliate"  (as such term is defined in Rule 405 under the  Securities  Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The  Company  will  provide  documents  containing  the  information specified in Part 1 of Form S-8 to  employees  as  specified  by Rule  428(b)(1)
under the Securities Act.  Pursuant to the instructions to Form S-8, the Company is not  required  to file these  documents  either as part of this  Registration
Statement or as  prospectuses  or  prospectus  supplements  pursuant to Rule 424 under the Securities Act.

                                      -ii-

                                   PROSPECTUS

                                 843,500 SHARES
                                   NYFIX, INC.
                          Common Stock, $.001 par value

            This prospectus relates to the reoffer and resale by certain selling shareholders  of shares of our common stock that were issued or may be issued by us to the selling  shareholders upon the exercise of stock options granted under our 2001 Stock Option Plan. We previously  registered  the offer and sale of the shares to the selling  shareholders.  This  prospectus  also  relates to certain underlying options that have not as of this date been granted.  If and when such options are granted to persons  required to use this  prospectus  to reoffer and resell the shares  underlying  such  options,  we will  distribute  a prospectus supplement.  The shares are being  reoffered  and resold for the  account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

            The selling  shareholders  have  advised us that the resale of their shares  may be  effected  from time to time in one or more  transactions  on the
Nasdaq  National  Market,  in negotiated  transactions  or otherwise,  at market prices prevailing at the time of the sale or at prices otherwise negotiated. See
"Plan  of  Distribution."  We will  bear all  expenses  in  connection  with the preparation of this prospectus.

            Our common stock is traded on the Nasdaq  National  Market under the symbol "NYFX." On January 25, 2002,  the closing price for the Common Stock,  as reported by the Nasdaq National Market, was $15.50.

            Our principal executive offices are located at Stamford Harbor Park,
333 Ludlow Street, Stamford,  Connecticut, 06902, and our telephone number there is (203) 425-8000.

                               ------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 1.
                               -------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 28, 2002.

                                     -iii-

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities................................................16

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  and our  subsidiaries,  NYFIX USA, LLC, NYFIX Transaction  Services,  Inc. and NYFIX
Overseas Inc. References to NYFIX Millennium refer to NYFIX Millennium,  L.L.C., our affiliate of which we own 50% from  inception  through  January 31, 2002. On
February 1, 2002, the Company  anticipates  exercising its option to purchase an additional  30% of NYFIX  Millennium by issuing  296,250  shares of NYFIX,  Inc.
common  stock to the other  NYFIX  Millennium  partners,  thereby  making  NYFIX
Millennium an 80% owned subsidiary of the Company.

                                      -iv-

                                  RISK FACTORS

            YOU SHOULD  CAREFULLY  CONSIDER  THE RISKS  DESCRIBED  BELOW  BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING  CIRCUMSTANCES OCCUR, OUR
BUSINESS,  FINANCIAL  CONDITION  OR RESULTS OF  OPERATIONS  COULD BE  MATERIALLY
ADVERSELY  AFFECTED.  IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                          Risks Related to Our Business

Any slowdown or failure of our computer  systems could cause us to lose revenues and customers and subject us to liability for customer losses.

            Our services depend on our ability to store,  retrieve,  process and manage  significant  databases and to  electronically  receive and process trade orders.  Our systems or data centers could slow down significantly or fail for a variety  of  reasons,  including  undetected  errors  in our  internal  software programs or computer  systems or heavy stress placed on our systems  during peak trading times. We constantly  monitor system loads and performance and regularly implement system upgrades to handle estimated  increases in demand for capacity.
However,  we may not be able to accurately  predict  future volume  increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or  backup  computer  facility  may not be able to  protect  us in the  event of significant  system  failures.  Any  significant  degradation  or failure of our computer systems or any other systems in the clearing or trading processes could cause our  broker-dealer  customers  and  their  customers  to suffer  delays in business  processing,  which could cause substantial losses to our broker-dealer customers  and their  customers,  damage our  reputation,  increase  our service costs,  cause  us to  lose  revenues  and  customers  or  divert  our  technical resources.  We might not be able to defend  ourselves  adequately to enforce our contractual  liability  disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our  electronic   systems  and  data  centers  could  be  materially
adversely  affected by general power or  telecommunications  failures,  computer viruses or natural disasters.  They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

We  rely  on  multiple   telecommunications  carriers  for  data  delivery.  Any
disruptions  to these  services  could  have a  material  adverse  effect on our business.

            We  depend  on  the   proper   and   timely   function   of  complex
telecommunications systems maintained and operated by third parties,  securities exchanges,  clearing  brokers and other data  providers.  Natural  disasters  or failures,  or  inadequate  or slow  performance  of any of these  systems  could adversely  affect  our  ability to  provide  our  services.  In  addition,  such disruptions  could  lead to the loss of  customers,  damage our  reputation  and negatively impact our revenues and profitability.

                                      -1-

Because our operating  results may fluctuate from quarter to quarter,  the price of our common stock may be unstable.

            Our revenues,  cost of revenues,  operating  expenses and results of operations  have  fluctuated  in the past and will  continue to fluctuate in the future on a  quarterly  basis due to a number of  factors.  Some  factors may be outside  of our  control  and could  have a  negative  effect on our  results of operations, such as:

            o     the timing and size of purchase orders from our customers;

            o     unexpected delays in introducing new or enhanced products;

            o     changes in the costs of  telecommunication  circuits and costs of data center equipment; and

            o     the  timing  and  size of  expenses,  including  expenses  for research and development of new products.

We were  unprofitable  from our  inception  in 1991  through 1998 and we may not remain profitable in the future.

            We commenced operations in June 1991 and incurred net losses through
1998.  Although we have been profitable  commencing in the first quarter of 1999 after introducing the NYFIX network,  we cannot assure you that we will continue to  successfully  implement  our  business  strategy  and  continue  to maintain profitable operations.

We face substantial  competition in our individual  product areas from companies that have larger and greater  financial,  technical and marketing  capabilities, which may hinder our ability to compete successfully.

            We  operate  in  a  highly  competitive   market.   Certain  of  our
competitors may have:

            o     longer operating histories;

            o     significantly  greater  financial,   technical  and  marketing
                  resources;

            o     more extensive customer bases; and

            o     extensive knowledge of the industry.

                                      -2-

We expect competition to intensify in the future.  Competitive pressures we face may  reduce our  market  share and  materially  adversely  affect our  business, operating results and financial condition.

We may experience  delays in enhancing our existing products and services and in developing new products and services,  which may affect our  competitiveness and cause us to lose market share.

            Our  competitiveness  and ability to maintain or increase our market share will depend,  in part, on our ability to develop,  test,  sell and support enhancements  to our current and new  products and services on a timely basis in
response  to  changing   customer   needs,   competition,   market   conditions,
technological  developments  and  emerging  standards in the  financial  trading industry.  Our failure to  successfully  adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop
and  bring  new  and  enhanced   products  and  services  to  the  market  in  a
cost-effective  and  timely  manner.  If we fail to  release  new  products  and upgrades on time or if they fail to achieve market acceptance, we may experience customer  dissatisfaction,  cancellation  of orders  and loss of  customers  and revenues.

We must manage our growth in order to achieve our business objectives.

            We have  experienced a period of significant  growth in our business that may place a strain upon our management systems and resources.  We intend to continue to grow in the foreseeable  future and to pursue existing and potential market  opportunities.  Our  growth  has  placed,  and will  continue  to place, significant  demands on our management and operational  resources,  particularly with respect to:

            o    recruiting,   training,   supervising  and  retaining   skilled
                 technical, marketing and management personnel in an environment where there is intense competition for skilled personnel;

            o    implementing  new and enhanced  communications  and information systems;

            o    maintaining   and   expanding  a  cutting  edge   research  and
                 development staff;

            o    expanding our sales and marketing efforts;

            o    expanding our facilities and other  infrastructure  in a timely manner to accommodate a significantly larger workforce;

            o    developing  and managing a larger,  more complex  international organization; and

            o    expanding our treasury and accounting functions.

                                      -3-

            In order to manage our growth effectively, we must also develop more sophisticated  operational  systems,  procedures  and  controls.  If we  fail to develop  these  systems,  procedures  and controls on a timely  basis,  it could impede our ability to deliver  products in a timely fashion and fulfill existing customer  commitments and, as a result,  our business,  financial  condition and operating  results  could be materially  adversely  affected.  In addition,  our revenue may not continue to grow at a pace that will  support our planned  costs and  expenditures.  To the extent that our revenue  does not  increase at a rate commensurate  with  these  additional  costs and  expenditures,  our  results of operations and liquidity would be materially adversely affected.

Our ability to sell our products  and  services  and grow our business  could be significantly impaired if we lose the services of key personnel.

            Our  business  is  highly  dependent  on a number  of key  executive officers,  including Peter K. Hansen, our Chief Executive Officer and President,
and Lars Kragh, our Chief Information  Officer.  The loss of the services of any of our key personnel  could have a material  adverse  effect on our business and results of  operations.  Our future  success  will also depend on our ability to recruit,  train  and  retain  other  qualified  personnel.  Competition  for key personnel and other highly qualified  technical and managerial  personnel in our industry is intense.

We rely, in part, on others to supply the underlying software and systems we use to provide our  services.  If we are unable to obtain  third  party  support and delivery on a timely and reliable basis,  our ability to perform  services could be hindered and the relationships we have with our customers could be harmed.

            We rely on a number of third parties to supply  underlying  software and systems,  as well as equipment and related  maintenance.  If, in the future, enhancements  or  upgrades  of  third  party  software  and  systems  cannot  be integrated with our technologies or if the technologies on which we rely fail to respond to industry  standards or technological  changes,  we may be required to redesign our  proprietary  systems.  Software  products  may contain  defects or errors,  especially  when first  introduced or when new versions or enhancements are  released.  The  inability  of third  parties  to supply us with  underlying software and systems on a reliable,  timely  basis could harm our  relationships with our customers and our ability to achieve our projected level of growth.

Our products may suffer from defects or errors, which may harm our reputation or subject us to product liability claims.

            The products we offer are inherently  complex.  Despite  testing and quality control,  current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation  or subject us to product  liability  claims.  Significant  technical challenges  also arise with our  products  because our  customers  purchase  and integrate them with a number of third party computer  applications and software.
Such  integration  may not always be successful.  Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs  if our  products  contain  undetected  errors,  or if we fail to meet our customers'  expectations.  Although  we  maintain  general  liability  insurance

                                      -4-

coverage,  this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

We may not be able to protect our intellectual property rights.

            We rely on trade  secrets,  copyright,  trademark  and patent law to protect  our  proprietary  technology.  We  are  currently  exploring  obtaining additional  patents  for  some  of  our  proprietary  technology  and  know-how.
Notwithstanding  the  precautions we take to protect our  intellectual  property rights,  it is possible that third parties may copy or otherwise  obtain and use our proprietary  technology  without  authorization or otherwise infringe on our rights.  We may have to rely on litigation to enforce our intellectual  property rights,  protect our trade  secrets,  determine  the  validity  and scope of the proprietary  rights  of  others or defend  against  claims  of  infringement  or invalidity.  Any such  litigation,  whether  successful or  unsuccessful,  could result  in  substantial  costs to us and  diversions  of our  resources  and the attention of management,  either of which could negatively  affect our business.
Additionally,  our failure or  inability  to enforce our  intellectual  property rights or  protect  our trade  secrets  could  negatively  impact  our  business prospects and/or our financial results.

Conducting business in international markets subjects us to additional risks.

            For the year ended December 31, 2000 and the first nine months ended
September 30, 2001,  approximately  11% and 14%,  respectively,  of our revenues were derived from our  international  operations.  Thus, we are subject to risks inherent in doing business in international markets, including:

            o    difficulties in recruiting and retaining personnel and managing international operations;

            o    a high  degree  of  costs  associated  with  servicing  smaller national markets; and

            o    fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international  operations or hinder our ability to expand further internationally.

                                      -5-

                        Risks Related to NYFIX Millennium

NYFIX  Millennium  has a  limited  operating  history  and if it fails to become profitable,  it may have a material adverse affect on our financial  position or results of operations.

            NYFIX  Millennium  was formed in September  1999 and since that time has been in the  development  stage and has  incurred  aggregate  net  losses of
$17,696,000 through September 30, 2001, primarily in connection with development and start-up  activities.  Our  investment in NYFIX  Millennium  involves a high degree  of  business  and  financial  risks and  could  result  in losses  being recognized  on our  financial  statements  related  to our  investment  in NYFIX
Millennium.  NYFIX  Millennium's  prospects  must be  considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment  of a new  business in an emerging and  evolving  industry.  NYFIX
Millennium may not be successful in its business, and profitability may never be attained.

NYFIX Millennium faces  substantial  competition that could make it difficult to gain market share and harm its financial performance.

            The financial  services  industry is very  competitive and we expect competition to intensify in the future.  NYFIX Millennium faces competition from traditional  stock  exchanges,  other  ATSs and  ECNs.  Many  financial  service providers with which NYFIX  Millennium  competes are  substantially  larger than
NYFIX Millennium and have substantially greater financial,  technical, marketing and other resources.  Existing companies may seek to expand their own businesses to compete with NYFIX Millennium because of the ongoing growth of the securities
markets,  the  interrelationship   between  information  and  trading,  and  the
importance of technology in creating efficient trading systems.  These potential competitors  could include companies that enable customers to trade products and services other than securities, such as telecommunications  capacity, as well as software  companies,  information and media companies,  and other companies that are not currently in the brokerage business. NYFIX Millennium may not be able to compete effectively with its competitors.

NYFIX Millennium's revenue and growth could be adversely affected by declines in trading volume in the securities markets.

            NYFIX Millennium,  as an ATS, will primarily generate its revenue by charging customers a fee for each trade passed through its system. The number of transactions  that the NYFIX  Millennium  system handles  generally  corresponds directly to the volume of trading  throughout  the various  securities  markets.
Consequently,  a widespread  decline in overall  trade volume in the  securities markets could cause a decline in NYFIX Millennium's trading volume, resulting in stagnant or declining revenues.

                                      -6-

The securities brokerage industry is subject to extensive government regulation.
If NYFIX Millennium fails to comply with these regulations, it may be subject to disciplinary or other action by regulatory organizations.

            The  securities  industry is subject to extensive  regulation  under both federal and state laws. In addition to these laws,  NYFIX  Millennium  must comply with rules of the Securities  and Exchange  Commission  (SEC),  including
Regulation ATS, and The National Association of Securities Dealers, Inc. (NASD),
various stock  exchanges,  state  securities  commissions  and other  regulatory bodies charged with  safeguarding  the integrity of the  securities  markets and other financial markets and protecting the interests of investors  participating in these markets. As a registered broker-dealer,  NYFIX Millennium is subject to numerous regulations covering the securities business, including:

            o    marketing practices;

            o    capital structure, including net capital requirements;

            o    record keeping; and

            o    conduct of directors, officers and employees.

Any failure to comply with these  regulations  could subject NYFIX Millennium to censure,  fines,  the  issuance of  cease-and-desist  orders or the  suspension, and/or disqualification of its officers, directors or employees.

NYFIX Millennium's compliance and risk management methods may not be effective.

            NYFIX  Millennium's  ability  to  comply  with  regulations  depends largely on the establishment and maintenance of an effective  compliance system, as well as its ability to attract  and retain  qualified  compliance  personnel.
NYFIX  Millennium  could be  subject to  disciplinary  or other  actions  due to
claimed   noncompliance   with  regulations  in  the  future.   If  a  claim  of
noncompliance is made by a regulatory  authority,  the efforts of the management of NYFIX  Millennium  could be  diverted to  responding  to such claim and NYFIX
Millennium could be subject to a range of possible  consequences,  including the payment of fines,  civil  lawsuits and the suspension of one or more portions of its  business.  In addition,  its mode of  operation  and  profitability  may be directly affected by:

            o    additional legislation;

            o    changes in rules promulgated by the SEC, the NASD, the Board of
                 Governors  of the Federal  Reserve  System,  the various  stock exchanges or other self-regulatory organizations; or

            o    changes in the  interpretation  or enforcement of existing laws and rules.

                                      -7-

            In addition,  NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak  trading  volumes.  If any of our systems  and/or  NYFIX
Millennium's  systems become disabled,  the ability to process trades and handle peak trading volumes will be compromised.  The status of NYFIX  Millennium as an
SEC registered  broker-dealer  and NASD member is  conditioned,  in part, on its ability to process and settle trades.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration  statement on Form S-8 with the SEC for our common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information. Whenever we make  references in this  prospectus to any of our  contracts,  agreements or other  documents,  the  references are not  necessarily  complete and you should refer to the exhibits  attached to the registration  statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            The SEC  maintains  an Internet  site at  http://www.sec.gov,  which contains  reports,  proxy and  information  statements,  and  other  information regarding  us. You may also read and copy any  document  we file with the SEC at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,  D.C.  20549.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this  prospectus and  information  that we file later with  the SEC  will  automatically  update  and  replace  this  information.  We incorporate  by reference the documents  listed below and any future  filings we make with the SEC under  Section  13(a),  13(c),  14 or 15(d) of the  Securities
Exchange Act of 1934, as amended:

            (1)  Our Annual Report on Form 10-K for the year ended  December 31,
                 2000;

                                      -8-

            (2)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended March 31, 2001;

            (3)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended June 30, 2001;

            (4)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended September 30, 2001; and

            (5)  The  description  of  our  common  stock  in  our  Registration
                 Statement on Form 8-A dated August 27, 1993.

            We will  provide  you with a copy of these  filings,  excluding  the exhibits  to  such  filings  which  we have  not  specifically  incorporated  by reference in such filings,  at no cost, upon written or oral request, by writing or  telephoning  us at NYFIX,  Inc.,  Stamford  Harbor Park,  333 Ludlow Street,
Stamford,  CT  06902,  Attention:   Chief  Financial  Officer,  telephone  (203)
425-8000.

                           FORWARD-LOOKING STATEMENTS

            This    prospectus    includes   or    incorporates   by   reference
forward-looking  statements  within the meaning of Section 27A of the Securities
Act of 1933 and  Section 21E of the  Securities  Exchange  Act of 1934.  In some cases,  you can  identify  forward-looking  statements  by words  such as "may,"
"will,"   "should,"   "could,"   "expect,"  "plan,"   "anticipate,"   "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other  comparable  terminology.  These statements are only  predictions.  Actual  events or  results  may  differ  materially.  In evaluating these statements,  you should specifically  consider various factors, including the risks outlined under "Risk Factors."  Although we believe that the expectations  reflected in the  forward-looking  statements are  reasonable,  we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements.  We are  under  no  duty  to  update  any  of the  forward-looking statements  after the date of this  prospectus  to conform  these  statements to actual results.

                                 USE OF PROCEEDS

            The  shares of common  stock  offered by this  prospectus  are being registered  for the  account  of the  selling  shareholders  identified  in this prospectus.  See "Selling  Shareholders."  All net proceeds from the sale of the shares of common  stock  will go to the  shareholders  that offer and sell their shares.  We will not receive any part of the proceeds  from such sales of common stock. We will,  however,  receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                                      -9-

                                   THE COMPANY

            We are a leading provider of electronic  trading  infrastructure and technologies to the  professional  trading  segment of the brokerage  community.
With our desktop  solutions,  stationary  and wireless  exchange  floor systems, electronic  automation systems and  straight-through  processing,  we streamline data entry, routing and execution and eliminate many processing  inefficiencies.
Our  infrastructure,  which  consists  of an  extensive  network  of  electronic circuits,  links industry  participants across equities and derivatives markets.
Our  technology  is being  used by over  200  customers,  many of which  are the largest  and most  respected  firms in the  industry  and we have  entered  into agreements  with over 50% of the New York Stock Exchange (NYSE) member firms. We processed  an  average  NYSE  daily  volume of 212  million  shares in the first quarter of 2000,  a number  which has grown to 500  million  shares  through the third  quarter  of 2001,  with daily  volumes  reaching  as high as 1.3  billion shares.

            Our products and services are broadly  categorized  into  electronic trading  infrastructure  and  applications  and provide our customers a complete solution to enter,  manage and route orders and execution  data  electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various  market  participants  to provide  efficient,  secure and reliable order routing.  A single dedicated circuit between our customers and the NYFIX network
enables   connectivity   to  buyside  and   sellside   institutions   and  major
international  exchanges  and  alternative  execution  venues such as electronic communication  networks (ECNs) and alternative  trading systems (ATSs).  We also have  developed and offer an  integrated  portfolio of modular  desktop  trading applications,  exchange floor  automation and exchange access  applications  for trading domestic and international equities, futures and options. Our outsourced application  solutions  reside  upon our  centralized  system and are  delivered through the NYFIX network.  Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            We have been profitable since the first quarter of 1999 and have had eleven  quarters  of  increasing  profitability.  Our net  income  increased  to
$5,676,000 in the year ended  December 31, 2000 from a net loss of $2,234,000 in the year ended December  31,1998.  Our net income increased to $5,823,000 in the first nine months of 2001 from  $3,506,000 in the first nine months of 2000. Our total revenues increased to $23,980,000 in the year ended December 31, 2000 from
$6,235,000 in the year ended December  31,1998,  representing a compound  annual growth rate of 96%. Our total  revenues have increased 79% to $29,337,000 in the first nine months of 2001 from  $16,425,000 in the first nine months of 2000. We principally derive our revenues from long-term subscriptions,  product sales and services.  In addition  to  developing  our  subscription  revenues,  we plan to develop  transaction-based  revenues. We are well positioned to distribute order routing terminals in certain domestic and international  market segments seeking more direct  exchange  and  execution  access and trade  processing  services in return for per share based  transaction  fees. We believe there is a substantial market  for these  types of  transaction  revenue  streams.  Our  order  routing connectivity  capabilities  and  technology  platform  also enable us to support transaction revenue generation in our affiliate, NYFIX Millennium.

                                      -10-

            The large  quantity of orderflow  processed by the NYFIX network has uniquely positioned us to develop, together with our affiliate NYFIX Millennium, an ATS  that  functions  similarly  to an ECN in that it  matches  buy and  sell orders.  NYFIX  Millennium  can match  either  buy and sell  orders or pass them through to the exchange or execution venue of the trader's choice, in real-time, which we believe is a unique  feature and key  differential  from other ATSs and
ECNs that rely on captive order liquidity. NYFIX Millennium augments traditional auction markets by combining the electronic  execution technology of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the  order  invisibility  and  anonymity  provided  by NYFIX  Millennium,  which eliminates the negative price impact  associated with displaying large blocks of shares.  We are  currently  focusing on  generating a critical mass of orderflow from the NYFIX network to NYFIX Millennium.

            Our goal is to become the leading  provider of real-time  electronic trade entry,  routing and execution  solutions to the global financial  services industry. To achieve this, we plan to:

            o    increase the number of  participants  in the NYFIX  network and continue to expand the suite of products and services available to our customers;

            o    develop transaction revenue streams in NYFIX Millennium;

            o    develop transaction revenue streams from our electronic trading infrastructure and technologies;

            o    establish and expand  orderflow  through NYFIX  Millennium  and leverage strategic partnerships;

            o    expand the  universe of  securities  being  traded  through our network; and

            o    continue to protect our  customers'  roles in the  distribution market.

            Our  headquarters  are located at Stamford  Harbor Park,  333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000. We also maintain operations in New York, Chicago and London. Our international  operations are conducted  through our subsidiary,  NYFIX Overseas
Inc. We maintain a Web site at www.nyfix.com.  Information  contained on our Web site is not a part of this prospectus.

                                      -11-

                              SELLING SHAREHOLDERS

            This  prospectus  relates to the reoffer and resale of shares issued or that may be issued to the  selling  shareholders  under the 2001  Plan.  This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling shareholders as a result of the anti-dilution provisions of the 2001 Plan.

            The  following  table  sets forth (i) the number of shares of common stock  beneficially  owned by each  selling  shareholder  as of the date of this prospectus,  (ii) the number of shares of common  stock to be offered for resale by each selling  shareholder  and (iii) the number and  percentage  of shares of
common  stock  that  each  selling   shareholder  will  beneficially  own  after
completion  of this  offering,  assuming that all shares that may be offered for resale  are  sold  and  no  other  shares  beneficially  owned  by  the  selling shareholders are also sold.

                              Number of                            Number of
                              Shares of           Number of        Shares of         Percentage of
                              Common Stock         Shares of      Common Stock        Outstanding
                             Beneficially           Common        Beneficially       Common Stock
                             Owned Prior to       Stock Being     Owned After        Owned After
Name                          Offering (1)         Offered (2)     Offering (3)      Offering (4)
-----                         --------             --------        ---------         -------

Peter K. Hansen,              2,413,413 (5)        125,000 (6)     2,300,913             8.0%
President, Chief
Executive Officer and
Chairman of the
Board of Directors

Carl E. Warden,                 783,540 (7)         25,000 (8)       783,540             2.8%
Director

Lars Kragh, Chief               653,875 (9)         25,000 (10)      641,375             2.3%
Information officer

Richard A. Castillo,            108,000 (11)        25,000 (10)       95,500              *
Chief Financial
Officer and Secretary

George O. Deehan,                10,000 (12)        25,000 (8)        10,000              *
Director

William J. Lynch,                10,000 (12)        25,000 (8)        10,000              *
Director
------------------

*  Less than 1%

                                      -12-

(1)      Unless  otherwise  indicated,  we believe  that all people named in the above table have sole voting and  investment  power with respect to all shares of common stock  beneficially  owned by them. A person is deemed to be the beneficial  owner of securities  that can be acquired by such person  within  60 days  from the date  hereof  upon  the  exercise  of options,  warrants or convertible  securities.  Each beneficial owner's percentage  ownership is determined by assuming that options,  warrants and  convertible  securities held by such person (but not those held by any other person) and which are  exercisable or  convertible  within 60 days have been exercised or converted.

(2)      Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(3)      Beneficial  ownership of shares held by each selling  shareholder after this  offering  assumes that each selling  shareholder  sold all of the shares it is offering in this  prospectus  but actually  will depend on the number of shares sold by such selling shareholder in this offering.

(4)      Assumes a base of 27,583,375 shares of our common stock outstanding.

(5)      Includes 1,138,125 shares of our common stock issuable upon exercise of currently  exercisable options.  Does not include 212,500 shares of our common stock issuable upon exercise of unvested options.

(6)      Includes  112,500  shares of our common stock issuable upon exercise of currently  exercisable  options  granted  pursuant to the 2001 Plan and
         12,500  shares of our common stock  issuable  upon exercise of unvested options granted pursuant to the 2001 Plan.

(7)      Includes  45,000  shares of our common stock  issuable upon exercise of currently  exercisable  options.  Does not include 25,000 shares of our common stock issuable upon exercise of unvested options.

(8)      Includes  25,000  shares of our common stock  issuable upon exercise of unvested options granted pursuant to the 2001 Plan.

(9)      Includes  275,750  shares of our common stock issuable upon exercise of currently  exercisable  options.  Does not include 30,500 shares of our common stock issuable upon exercise of unvested options.

(10)     Includes  12,500  shares of our common stock  issuable upon exercise of currently  exercisable  options  granted  pursuant to the 2001 Plan and
         12,500  shares of our common stock  issuable  upon exercise of unvested options granted pursuant to the 2001 Plan.

(11)     Includes  51,750  shares of our common stock  issuable upon exercise of currently  exercisable  options.  Does not include 17,000 shares of our common stock issuable upon exercise of unvested options.

                                      -13-

(12)     Includes  10,000  shares of our common stock  issuable upon exercise of currently  exercisable  options.  Does not include 45,000 shares of our common stock issuable upon exercise of unvested options.

                              PLAN OF DISTRIBUTION

            This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter  for the sale of common stock by the selling shareholders.  We will bear all expenses in connection  with the  preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the  common  stock.  There  can be no  assurance  that  the  selling shareholders  will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

            At the time a selling  shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered.  If a supplemental  prospectus  is required,  one will be delivered  setting forth the number of shares being offered and the terms of the offering.

            The selling  shareholders  may offer for sale their shares of common stock directly or through pledgees,  donees,  transferees or other successors in interest in one or more of the following transactions:

            o    on any stock  exchange on which the shares of common  stock may be listed at the time of sale;
            o    in negotiated transactions;
            o    in the over-the-counter market; or
            o    in a combination of any of the above transactions.

            The selling  shareholders  may offer their shares of common stock at any of the following prices:

            o    Fixed prices which may be changed;
            o    market prices prevailing at the time of sale;
            o    prices related to such prevailing market prices; or
            o    at negotiated prices

            The selling  shareholders  may effect such  transactions  by selling shares to or through  broker-dealers,  and all such  broker-dealers  may receive compensation  in the form of discounts,  concessions,  or  commissions  from the selling  shareholders  and/or the  purchasers of shares of common stock for whom such  broker-dealers  may act as agents or to whom they sell as  principals,  or both. Compensation as to particular broker dealers may be in excess of customary commissions.

                                      -14-

            Any   broker-dealer   acquiring   common   stock  from  the  selling
shareholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such  sales  may be at  prices  then  prevailing  on the  Nasdaq
National  Market or at prices  related to such  prevailing  market  prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers  that act in connection with the sale of the common stock hereunder might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any  profit  on the  resale of shares  purchased  by them  might be deemed to be underwriting  discounts  and  commissions  under the  Securities  Act.  Any such commissions,  as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

            The selling  shareholders  reserve the right to accept, and together with any  agent of the  selling  shareholder,  to reject in whole or in part any proposed  purchase of the shares of common stock. The selling  shareholders will pay any sales  commissions  or other  seller's  compensation  applicable to such transactions.

            We have not  registered  or qualified  offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply  with  certain  states'  securities  laws,  if  applicable,  the  selling shareholders  will  offer  and  sell  their  shares  of  common  stock  in  such jurisdictions  only  through  registered  or  licensed  brokers or  dealers.  In addition,  in certain  states  the  selling  shareholders  may not offer or sell shares of common stock unless we have  registered  or qualified  such shares for sale in such  states  or we have  complied  with  an  available  exemption  from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares  of our  common  stock by them  will  comply  with  Regulation  M promulgated  under the  Exchange  Act. In general,  Rule 102 under  Regulation M prohibits  any person  connected  with a  distribution  of our  common  stock (a
"Distribution")  from directly or indirectly  bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock,  for a period of one business day before his or her participation in the distribution and ending on the completion of his or her  participation  in the  distribution (we refer to that time period as the
"Distribution Period").

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  shareholders  and  any  other  persons  engaged  in the
Distribution  from engaging in any stabilizing  bid or purchasing  shares of our common stock except for the purpose of  preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction  to facilitate  any offering at the market.  Inasmuch as the selling shareholders  will be  reoffering  and reselling our common stock at the market,
Rule  104  prohibits  them  from  effecting  any   stabilizing   transaction  in
contravention of Rule 104 with respect to our common stock.

                                      -15-

                                  LEGAL MATTERS

            The  validity  of  the  shares  of  common  stock  offered  by  this prospectus has been passed upon for us by Olshan Grundman Frome Rosenzweig &
Wolosky LLP,  505 Park Avenue,  New York,  New York 10022.  Certain  partners of
Olshan Grundman Frome  Rosenzweig  &  Wolosky LLP beneficially own shares of our common stock.

                                     EXPERTS

            The consolidated  financial  statements as of and for the year ended
December 31, 2000,  incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended  December 31, 2000,  have been audited by
Deloitte  &  Touche LLP,  independent  auditors,  as stated in their report, which is  incorporated  herein by reference,  and have been so  incorporated  in reliance  upon the  report of such firm given on their  authority  as experts in accounting and auditing.

            The audited  consolidated  financial  statements  as of December 31,
1999 and for each of the two  years  in the  period  ended  December  31,  1999, incorporated by reference in this  prospectus and elsewhere in the  registration statement,  have  been  audited  by  Arthur  Andersen  LLP,  independent  public accountants,  as  indicated  in their  reports  with  respect  thereto,  and are included  herein in reliance  upon the  authority of said firm experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act  may  be  permitted  to  our  directors,   officers  or  persons
controlling  us, we have been  advised  that it is the SEC's  opinion  that such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -16-

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this  Registration  Statement and information that we file later with the SEC will automatically  update and replace this information.
We incorporate by reference the following documents:

            (1)  Our Annual Report on Form 10-K for the year ended  December 31,
                 2000;

            (2)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended March 31, 2001;

            (3)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended June 30, 2001;

            (4)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended September 30, 2001; and

            (5)  The  description  of  our  common  stock  in  our  Registration
                 Statement on Form 8-A dated August 27, 1993.

            All reports and other  documents  subsequently  filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the filing of a post-effective  amendment which indicates that all  securities  offered  hereby  have  been  sold  or  which  de-registers  all securities  remaining  unsold,  shall be deemed to be  incorporated by reference herein and to be a part hereof  from the date of the filing of such  reports and documents.

Item 4.  Description of Securities

            Not applicable.

Item 5.  Interest of Named Experts and Counsel

            Certain partners of Olshan Grundman Frome  Rosenzweig &  Wolosky
LLP, our counsel, beneficially own shares of our common stock.

                                      II-1

Item 6.  Indemnification of Officers and Directors

            The  Company was  incorporated  in New York.  The New York  Business
Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys'
fees  incurred by him or her, in  connection  with the defense or  settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably  believed to be in the best  interests of the  corporation, except that no  indemnification  shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which  such  director  or officer  has been found liable to the corporation.  In a nonderivative  action or threatened action, the
BCL provides  that a  corporation  may  indemnify a director or officer  against judgments, fines, amounts paid in settlement and reasonable expenses,  including attorneys'  fees  incurred  by him or her in  defending  such  action,  if  such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful,  either in a derivative or nonderivative  action, is entitled to  indemnification as outlined
above.  Under  any  other  circumstances,   such  director  or  officer  may  be
indemnified  only if  certain  conditions  specified  in the BCL  are  met.  The indemnification  provisions  of the BCL are not exclusive of any other rights to which a director or officer seeking  indemnification may be entitled pursuant to the  provisions  of  the  certificate  of  incorporation  or  the  bylaws  of  a corporation or, when authorized by such  certificate of incorporation or bylaws, pursuant to a shareholders'  resolution, a directors' resolution or an agreement providing for such  indemnification.  The above is a general  summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

            Section  726 of the  BCL  also  contains  provisions  authorizing  a corporation  to obtain  insurance on behalf of any director and officer  against liabilities,  whether or not the  corporation  would have the power to indemnify against  such  liabilities.  We  maintain  insurance  coverage  under  which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy,  arising from claims made against such directors  and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 7.  Exemption From Registration Claimed

            Not applicable.

                                      II-2

Item 8.  Exhibits

            4.1  Composite  Certificate  of  Incorporation  of  the  Registrant.
                 (Previously  filed as Exhibit 3.1 to Registrant's  Registration
                 Statement  on Form S-3 filed  June 1,  2001,  and  incorporated herein by reference.)

            4.2  By-Laws of the Registrant.  (Previously filed as Exhibit 3.2 to
                 Registrant's  Registration  Statement on Form 10 filed March 5,
                 1993, and incorporated herein by reference.)

            4.3  2001 Stock  Option Plan.  (Previously  filed as Exhibit 10.1 to
                 the  Registrant's   Quarterly  Report  on  Form  10-Q  for  the
                 quarterly period ended June 30, 2001, and  incorporated  herein by reference.)

            5.1  Opinion of Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP,
                 counsel to the Registrant, as to the legality of the securities being registered. *

           23.1  Consent of Deloitte & Touche LLP. *

           23.2  Consent of Arthur Andersen LLP. *

           23.3  Consent of Olshan Grundman Frome Rosenzweig  &  Wolosky LLP
                 (contained in Exhibit 5.1). *

           24.1  Power  of  Attorney   (included  on  signature   page  to  this
                 Registration Statement.) *

            --------------

            *   Filed herewith.

Item 9.  Undertakings.

            (a) The undersigned registrant hereby undertakes:

                        (1) To file,  during any period in which offers or sales
            are being made,  a  post-effective  amendment  to this  Registration
            Statement  to include any material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement.

                        (2) That, for the purpose of  determining  any liability
            under the  Securities  Act of 1933,  each  post-effective  amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that  time  shall be  deemed to be the  initial  BONA FIDE  offering thereof; and

                        (3)  To  remove   from   registration   by  means  of  a
            post-effective  amendment  any of the  securities  being  registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an

                                      II-3

employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (c) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the registrant  pursuant to the foregoing  provisions,  or otherwise, the  registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the registrant of expenses  incurred or paid by a director,  officer or  controlling person of the  registrant  in the  successful  defense  of any  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the registrant will, unless in the  opinion  of its  counsel  the  matter  has been  settled  by a  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of Stamford,  State of Connecticut,  on the 28th day of
January, 2002.

                                         NYFIX, INC.

                                         By:  /s/ Peter K. Hansen
                                              ---------------------------------
                                              Peter K. Hansen
                                              Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby  constitutes and appoints Peter K. Hansen,  Chief Executive
Officer and President,  and Richard A. Castillo,  Chief Financial  Officer,  and
each of them individually,  as his true and lawful attorneys-in-fact and agents, with full power of substitution and  resubstitution,  for him in his name, place and stead,  in any and all  capacities,  in  connection  with this  Registration
Statement,  including  to  sign  and  file  in the  name  and on  behalf  of the undersigned  as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration  Statement,  with all exhibits thereto, and other documents in connection therewith,  and (ii) any and all additional registration  statements, and any and all amendments thereto,  relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b)  promulgated under the Securities Act of 1933 with the Securities and Exchange  Commission  and any applicable  securities  exchange or securities self-regulatory body, granting unto said  attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite  or necessary  to be done in and about the  premises,  as fully to all intents and  purposes as he might or could do in person,  hereby  ratifying  and confirming all that said  attorneys-in-fact  and agents,  or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

          Signature                             Title                               Date
          ---------                             -----                               ----

/s/ Peter K. Hansen             Chief Executive Officer, President              January 28, 2002
-----------------------         and Director (Principal Executive Officer)
Peter K. Hansen

/s/ Richard A. Castillo         Chief Financial Officer (Principal              January 28, 2002
-----------------------         Accounting Officer)
Richard A. Castillo

/s/ George O. Deehan            Director                                        January 28, 2002
-----------------------
George O. Deehan

                                Director                                        January 28, 2002
-----------------------
William J. Lynch

/s/ Carl E. Warden              Director                                        January 28, 2002
----------------------
Carl E. Warden

                                      II-5

                                  EXHIBIT INDEX

4.1         Composite   Certificate   of   Incorporation   of  the   Registrant.
            (Previously  filed  as  Exhibit  3.1  to  Registrant's  Registration
            Statement on Form S-3 filed June 1, 2001, and incorporated herein by reference.)
4.2         By-Laws  of the  Registrant.  (Previously  filed as  Exhibit  3.2 to
            Registrant's  Registration Statement on Form 10 filed March 5, 1993, and incorporated herein by reference.)
4.3         2001 Stock  Option  Plan.  (Previously  filed as Exhibit 10.1 to the
            Registrant's  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, and incorporated herein by reference.)
5.1         Opinion of Olshan Grundman Frome  Rosenzweig & Wolosky LLP,  counsel to the  Registrant,  as to the  legality  of  the  securities  being registered. *
23.1        Consent of Deloitte & Touche LLP. *
23.2        Consent of Arthur Andersen LLP. *
23.3        Consent  of Olshan  Grundman  Frome  Rosenzweig  &  Wolosky  LLP
            (contained in Exhibit 5.1). *
24.1        Power of Attorney  (included on signature page to this  Registration
            Statement.) *

--------------

*   Filed herewith.

                                      II-6